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                                                                   EXHIBIT 10.11


                             AVAX TECHNOLOGIES, INC.
                                5353 SUNSET DRIVE
                              KANSAS CITY, MO 64112
                                 (816) 444-7778


                                                              September 13, 1996

Mr. David L. Tousley
51 Fairview Drive
Hackettstown, NJ 07840


Dear David:

         It was a pleasure speaking with you again about the possibility of your joining AVAX Technologies, Inc., a Delaware corporation (the "Corporation"). Accordingly, I would like to extend to you the following offer of employment:


         1. You shall be employed as the Chief Financial Officer of the Corporation, and as such you will perform such tasks and have such responsibilities as the President and Chief Executive Officer of the Corporation shall determine in his discretion. Initially, you will report to the President and Chief Executive Officer of the Corporation; provided that as the Corporation employs additional personnel your responsibilities and reporting may be adjusted in the discretion of the President and Chief Executive Officer of the Corporation. Your employment hereunder shall be for a term of four years from the Effective Date (as defined in Section 6) unless sooner terminated pursuant hereto. From and after the fourth anniversary of the Effective Date, such employment shall be renewable each year by the Corporation at its option on or prior to each annual anniversary. If the Corporation does not wish to continue your employment for the period following the fourth anniversary of the Effective Date, the Corporation will either provide you with notice of its intention not to continue your employment at least six months prior to the fourth anniversary of the Effective Date, or continue your employment for six months after the date on which it provides such notice.


         2. Commencing on the Effective Date, you shall be employed by the Corporation at a rate of $150,000 per year, payable in accordance with the Corporation's normal payroll and withholding practices. In addition, at the end of the first year of employment hereunder you shall, at the discretion of the Board of Directors of the


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              Corporation, be eligible for a bonus of up to 100% of your base salary (on the basis of the Board's determination of your performance and the performance of the Corporation), with a minimum payment of $25,000, which minimum payment shall not be subject to the discretion of such Board. You may also be entitled to such additional compensation in the form of bonuses, raises or otherwise as the Board of Directors of the Corporation shall in its discretion determine.

         3. You will be entitled to nontransferable options to purchase 250,000 shares of Common Stock, par value $.002 per share, of the Corporation ("Common Stock"), exercisable for seven years at an exercise price equal to $.50 per share of Common Stock. Your options shall vest and be exercisable (subject to resale restrictions for a period of up to 18 months in connection with and following any public offering, which may be imposed by the Corporation or the managing underwriter(s) of such offering), provided you are still employed by the Corporation on such dates, at the rate of one-sixteenth of such amount of options per quarter until the fourth anniversary of the Effective Date at which point all remaining options shall be vested. Upon termination of employment, such vested options shall be exercisable for up to 30 days thereafter; provided, however, that if such termination is "for cause" pursuant to Section 7(iv)-(vii) below, all options hereunder, including vested options, shall be forfeited and of no force and effect. The tax consequences to you of the grant, vesting or exercise of any such options or the sale of any shares of Common Stock issuable pursuant to such options shall be your personal responsibility and not that of the Corporation.

         4. During the term of your employment, you shall be entitled to vacation of not less than two weeks per annum but no more than four weeks per annum, at such time and in such amount as may be agreed by you and the President and Chief Executive Officer of the Corporation.

         5. The Corporation may make available to you such paid medical, disability, life insurance, pension and such other health benefits as the President and Chief Executive Officer of the Corporation shall determine; provided that during the term of your employment pursuant to this letter, you shall be entitled to participate in all employee benefit plans of the Corporation (including, without limitation, any pension, retirement or other plans) subject to the eligibility, enrollment and other requirements of such plans, and you shall be entitled to maintain the same type and amount of benefits thereunder as are generally available to other senior executives of the Corporation under such plans. Until such time as the Corporation implements its own medical insurance plan, the Corporation shall reimburse you for COBRA premiums paid by or through your former employer upon presentation of reasonable documentation therefor.



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         6.   Your employment start date shall be October 1, 1996, or such earlier date as may be agreed by you and the President and Chief Executive Officer of the Corporation (the "Effective Date").

         7. Your employment hereunder may be terminated at any time and for any or no reason by the Corporation for cause or without cause to do so. If you are terminated without cause you shall be entitled to your base salary and benefits pursuant to Section 2 and Section 5 until the earlier of (x) the six month anniversary of the date of such termination and (y) the date on which you obtain alternate employment. You agree to use your best efforts in any such case to obtain alternate employment as promptly as practicable.

              Termination of your employment by the Corporation shall constitute a termination "for cause" for any of the following reasons: (i) conviction of any felony, or of any misdemeanor involving moral turpitude; (ii) habitual use of drugs without a prescription;
              (iii) habitual or excessive use of alcohol; (iv) acts or omissions involving willful or intentional malfeasance or misconduct that is injurious to the Corporation, monetarily, reputationally or otherwise; (v) commission of an act of fraud against the Corporation; (vi) breach of the fiduciary duty you would owe toward the Corporation and its shareholders as if you were a director of the Corporation; or (vii) acts or omissions constituting a material breach of your obligations under this letter or the agreement or agreements to be entered into pursuant to Section 9 below. In the event of any termination for cause, the Corporation shall pay your base salary under Section 2 hereof through the date of termination and all other compensation including, without limitation, bonuses and option grants shall not be payable, except that if such termination for cause is pursuant to only Section 7(i)-(iii), you will be entitled to exercise your vested options in accordance with Section 3 above. Except as otherwise specifically set forth herein, all rights of yours, and all obligations of the Corporation under this letter agreement, shall cease and terminate on, and as of, the date of termination of employment.

         8. Upon four weeks' prior written notice to the Corporation (or such shorter period of time as the Corporation in its discretion shall designate), you shall have the right to terminate your employment, in which event you shall be entitled to no further compensation or other benefits in respect of any period subsequent to the effective date of such termination.

         9. The parties intend that an employment agreement and possibly related agreements will be signed within a reasonable time after the Effective Date and will contain the foregoing provisions and additional provisions relating to, without limitation, the matters set forth in Section 3, confidentiality and ownership of certain information and intellectual property, nonsolicitation of Corporation employees and restrictions


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              on activities in competition with the Corporation, in form and substance reasonably acceptable to the Corporation and its counsel.

         10. You represent and warrant to the Corporation that neither the execution and delivery of this letter of employment nor the consummation of the transactions contemplated hereby nor the compliance by the parties with the provisions hereof will violate or result in any conflict with or constitute a breach of default (with or without notice or the passage of time or both) under any agreement or instrument or other obligation (including, without limitation, as to noncompetition) to which you are a party or by which you are bound.

         11. The Corporation shall reimburse you for all reasonable expenses incurred by you in moving you and your family from Hackettstown, New Jersey to Kansas City, Missouri, upon presentation of reasonable documentation therefor. The Corporation shall also reimburse you for the reasonable and necessary closing costs incurred by you in connection with the sale of your current home in Hackettstown, New Jersey, as well as up to 50% of your realtor's fee in connection therewith, in each case upon presentation of reasonable documentation therefor, up to a maximum aggregate reimbursement of $10,000 for such closing costs and realtor's fee. In addition, the Corporation shall, upon presentation of reasonable documentation therefor, reimburse you for all reasonable temporary lodging expenses incurred by you and your family until the earlier of (a) such time as you acquire permanent residence in the Kansas City, Missouri area and (b) March 30, 1997. You agree to use reasonable efforts to find such permanent residence as promptly as practicable following the Effective Date; it being acknowledged that your ability to do so will be impacted by your need to sell your existing residence in Hackettstown, New Jersey at or prior to the time of your purchase of a residence in the Kansas City, Missouri area.

         12. (a) This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State's principles of conflict of laws.

              (b) This agreement contains the entire understanding of the parties with respect to your employment by the Corporation. There are no other restrictions, agreements, promises, representations, warranties, covenants or undertakings (written or oral) between the parties with respect to the subject matter hereof other than those expressly set forth herein. This agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

              (c) The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement.


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              (d) In the event that any one or more of the provisions of this agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected thereby.

              (e) Any dispute between the parties to this agreement arising from or relating to the terms of this agreement or your employment, including the terms and conditions of such employment, shall be submitted to binding arbitration in either New York City or Kansas City, Missouri, under the auspices of the American Arbitration Association.

              (f) This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, representatives, successors and assigns, whether by contract or operation of law or otherwise.

              (g) This agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute the enclosed copy of this letter and return it to me as soon as possible. We look forward to having you join our team.

                                      Sincerely,


                                       /s/ Jeffrey M. Jonas
                                      Jeffrey M. Jonas, M.D.
                                      President and Chief Executive Officer


AGREED AND ACCEPTED
AS OF SEPTEMBER 16, 1996:


 /s/  David L. Tousley
David L. Tousley


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                       AVAX Technologies, Inc.
                          4520 Main Street
                             Suite 930
                     Kansas City, Missouri 64111

                                                          April 7, 1997

Mr. David Tousley
AVAX Technologies, Inc.
4520 Main Street
Suite 930
Kansas City, Missouri 64111


Dear Dave,


     This will confirm our agreement to amend to your letter of employment dated September 13, 1996, to add the following paragraphs 13 and 14:


13. In the event that a Change of Control (as hereafter defined) occurs and, prior to the expiration of the initial term, your employment is terminated by the Company without cause or by you with cause, all options granted to you in paragraph 3 that have not yet vested shall immediately vest. A "Change of Control" shall be deemed to have occurred in the event either:


     (a) any person or group acquires beneficial ownership of more than 50% of the then outstanding shares of the Company's common stock, provided that (i) the acquisition of common stock by the Company, any of its employee benefit plans or Paramount Capital, Inc. ("Paramount") or any of its non-operating company affiliates shall not constitute a Change of Control and (ii) the acquisition of common stock from the Company by any person or group shall not constitute a Change of Control if at both the time such person or group agreed to acquire such common stock and the time such acquisition is consummated the market capitalization of the Company is less than $100 million; or

     (b) a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") is consummated unless, following such Business Combination, at least a majority of the members of the Board of Directors of the surviving entity or transferee were members of the Board of Directors of the Company at the time of the initial action of the Board of Directors providing for such Business Combination.

For purposes of clause (a)(i) above, the "non-operating company affiliates" of Paramount shall mean all affiliates of Paramount that are not primarily engaged in product

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development and shall include, without limitation, Paramount
Capital Asset Management ("Asset Management") and any investment funds now existing or hereafter created which are owned or managed by Paramount, Asset Management or by any of Paramount's or Asset Management's officers, directors or shareholders, including without limitation The Aries Domestic Funds, L.P. and The Aries Fund, a Cayman Islands Trust. For purposes of clause (a)(ii) above, the market capitalization of the Company shall be determined by treating all equity securities of the Company convertible into common stock as having been converted regardless of their conversion price; by treating all warrants for the Company's common stock held by Paramount and its officers, directors and employees as having been exercised regardless of their exercise price; by treating all other outstanding options and warrants for the Company's common stock as having been exercised to the extent their exercise price was less than the market price for the Company's common stock at the time of determination; and by treating all debt securities of the Company convertible into common stock as having been converted only to the extent their conversion price was less than the market price for the Company's common stock at the time of determination.

You shall be entitled to terminate your employment for cause following a Change of Control if (a) the Company does not provide you with a position, authority or duties at least equivalent to the most significant position, authority or duties held by you during the 120 days ending on the date of the Change of Control or (b) the Company requires you to be based at any office other than in Kansas City, Mo. or requires you to travel outside the Kansas City area for more than 30 business days in any 40-business day period, in each case if such circumstance is not remedied within five business days after written notice from you.

14. All shares of the Company's common stock acquired by you pursuant to the exercise of the options referenced in paragraph 3 or any other options grant to you shall be subject to an unconditional lock-up for a period of two years from the later of the effectiveness of the initial registration statement relating to the common stock or the initial listing of such common stock on NASDAQ or any securities exchange. The OTC electronic bulletin board shall not be deemed a securities exchange for this purpose.

                                       Very truly yours,


                                       /s/ Carl Spana
                                       --------------------
                                       Carl Spana
                                       Director
Agreed:


/s/ David L. Tousley
---------------------
David Tousley